UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 12, 2006

Greens Worldwide Incorporated

(Exact name of registrant as specified in its charter)

Arizona	000-25025	86-0718104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Woodland Church Road, Hertford, North Carolina 27944
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	252-264-2064

Item 1.01 Entry into A Material Definitive Agreement

On May 12, 2006, an “Agreement for the Exchange of Common Stock for Membership Interests” (the “Agreement”) was entered into between Greens Worldwide Incorporated (“GRWW”) and Worldwide Marketing and Media Group, LLC (“WMMG”), Todd Gershwin and Edward Manetta (the Members). GRWW at Closing shall transfer to the Members, shares of common stock of GRWW, no par value, in exchange for 100% of the issued and outstanding membership interests of WMMG, such that WMMG shall become a wholly owned subsidiary of GRWW. The number of shares of GRWW to be issued to the Members of WMMG shall be determined by dividing the ten trading days average closing price on the OTCBB of GRWW common stock prior to Closing into the sum of One Million Two Hundred Sixty Thousand Dollars ($1,260,000). GRWW shall also pay Members of WMMG a sum of up to $490,000 cash, payable as follows: $290,000 cash at closing, and a subsequent payment of $100,000 cash on December 31, 2006. Further, if WMMG attains $1.5 million revenue and $400,000 EBITDA for the calendar year 2006, an additional earn out cash payment of $100,000 will be made to the Members upon completion of the annual audit.  A copy of the Agreement is attached as Exhibit 10.1.

The foregoing highlights and summarizes certain pertinent terms and conditions contained in the above-referenced Agreement to which reference is made for the complete terms and conditions of such Agreement.

EXHIBITS

Exhibit Number	Description
10.1	Agreement for the Exchange of Common Stock for Membership Interest s

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2006

Greens Worldwide Incorporated

/s/ R. Thomas Kidd

____________________________

R. Thomas Kidd

President & CEO

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